Exhibit 99.1

STORE Capital Announces Acquisition Activity for 2020

Exceeds High End of Guidance Range

SCOTTSDALE, Ariz., January 11, 2021 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced acquisition activity for the full year ended December 31, 2020. STORE Capital invested more than $800 million in profit center real estate during 2020, net of sales, above its guidance range of $625 million to $750 million.

“Our fourth quarter acquisition activity meaningfully exceeded our projections, reflecting broad based demand for long-term net lease financing solutions from both existing and new tenants,” said Christopher H. Volk, Chief Executive Officer of STORE Capital. “Throughout the pandemic, our origination team has continued to cultivate relationships, maintaining a healthy pipeline of new investment opportunities. Our fourth quarter acquisitions pace was dominated by our December investment activity, giving us a solid start to 2021. Most importantly, we are gratified that we could continue to provide growth capital to our tenants on terms that were accretive to our shareholders.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to

STORE Capital Corporation

reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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